Exhibit 10.1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Fujifilm – Synageva Agreement	EXECUTION COPY

COMMERCIAL SUPPLY AGREEMENT

This Commercial Supply Agreement (this “Agreement”) dated January 28, 2015 (the “Effective Date”) between Synageva BioPharma Corp., a Delaware corporation (“Sponsor”), having its principal place of business at 33 Hayden Avenue, Lexington, Massachusetts 02421 and FUJIFILM Diosynth Biotechnologies U.S.A., Inc., a Delaware corporation (“Fujifilm”), having its principal place of business at 101 J. Morris Commons Lane, Morrisville, NC 27560, (each a “Party”, and together, the “Parties”).

WHEREAS, Sponsor and Fujifilm entered into a Bioprocessing Services Agreement dated January 22, 2013 that was subsequently amended with change orders (“BSA”), pursuant to which Fujifilm agreed to perform certain process development services including process validation and Conformance Campaign (as defined below) with respect to sebelipase alfa on behalf of Sponsor;

WHEREAS, Sponsor wants Fujifilm to Manufacture (as defined below) in accordance with the terms of this Agreement the Product (as defined below) for the anticipated initial commercial launch and, after receiving Market Authorization (as defined below), for routine commercial supply of the Drug Product (as “Drug Product” is defined below); and

WHEREAS, Fujifilm wants to Manufacture the Product.

NOW THEREFORE, in consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

Definitions:

“2015 Lack of Approval Event” shall have the meaning set forth in Section 2(c)(ii).

“Actual Batch Yield” shall mean the quantity of Product resulting from Manufacturing for a Batch, without reduction for sampling performed by Fujifilm pursuant to this Agreement or the Quality Agreement. Quantity of Product shall be determined by the following calculation: [**].

“Adverse Event” shall mean any untoward medical occurrence in a patient or clinical trial subject administered a human medicinal product irrespective of whether there is a causal relationship with the Product or the Drug Product or not. An Adverse Event can therefore be any unfavorable and unintended sign (e.g., abnormal laboratory finding), symptom, or disease temporally associated with the use of the Product or the Drug Product in humans, whether or not considered related to the Product or the Drug Product.

“Affiliate” shall mean any corporation or other business entity directly or indirectly controlled by, controlling, or under common control with a Party or its parent corporation. The term “control” (including, with correlative meaning, the terms “controlled by,” “controlling” and “under common control with”) shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through the ownership of at least 50% of voting securities or capital stock of such business entity or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

“Agreement” shall have the meaning set forth in the preamble.

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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“Annual Program Fee” shall have the meaning set forth in Section 6(b).

“Anti-Bribery Laws” shall have the meaning set forth in Section 33.

“Applicable Law” shall mean all laws, statutes, directives, ordinances, codes, regulations, rules, by-laws, judgments, decrees or orders of any governmental or regulatory authority (including any Regulatory Authority, as defined below), department, body or agency or any court, tribunal, bureau, commission or other similar body, whether foreign, federal, state, provincial, county or municipal, applicable to the manufacture and production (including the Manufacture, as defined below), processing, testing, packaging, use, storage, sale, and distribution (including transport, import and export) of the Product and/or the Drug Product, including, without limitation all applicable cGMPs.

“Batch” shall collectively refer to [**] Batches and [**] Batches.

“Batch Packet” shall mean a compilation of records identified in the Quality Agreement for a Batch, including but not limited to, [**].

“Batch Price” shall have the meaning set forth in Section 6(a)(i).

“Binding Order” shall mean a non-cancellable order of specified number of Batches in the [**] to be delivered to Sponsor by Fujifilm in accordance with Section 2(f), which order shall be submitted to Fujifilm according to the process specified in Section 2 and which shall be binding on Fujifilm to fulfill.

“Binding Period” shall mean the forecast for [**] of each Rolling Forecast and shall be the [**] starting with the first day of the [**] ending on the last day of the [**]. For clarity, if Sponsor submits a Rolling Forecast on [**] the Binding Period for such Rolling Forecast would be from [**].

“BSA” shall have the meaning set forth in the preamble.

“Bulk Fill” shall mean, with respect to a Batch, the point in time when Product comprising that Batch is filled into bags and stored in cold temperature storage.

“Campaign” shall mean the Manufacture of a Batch or a series of Batches operated in succession for the production of Product, including in each case, set-up of the GMP Facility, inter-Batch cleaning and a final clean-out of the GMP Facility.

“cGMP” shall have the meaning set forth in Section 4(a).

“Change Order” shall have the meaning set forth in Section 10(b).

“Claim” shall have the meaning set forth in Section 19(a).

“COA” shall mean certificate of analysis, as described in the Quality Agreement.

“[**] Batch” shall mean a specific quantity of Product that is Manufactured by Fujifilm during the same cycle of Manufacture and that is intended to have uniform character and quality within specified limits, with an [**] according to the Specifications.

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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“Confidential Information” shall have the meaning set forth in Section 11(c).

“Conformance Campaign” shall mean the [**] manufacturing campaign at Fujifilm under the [**].

“Consumable Price” shall have the meaning set forth in the Section 6(a).

“Delivery Date” shall have the meaning set forth in Section 2(f)(iii).

“Disposition Date” shall mean the date of Batch disposition by Fujifilm in accordance with and as contemplated by the Quality Agreement.

“Disposition of Product Statement” shall have the meaning set forth in the Quality Agreement.

“Drug Product” shall mean the filled and finished final dosage form of the Product in association with other active or inactive ingredients intended for commercial or clinical use.

“Drug Product Complaint” shall mean any verbal, written, or electronic communication received that suggests dissatisfaction with the identity, quality, stability, reliability, safety, efficacy, performance, or usage of the Drug Product after it is released for distribution to the clinic or to the market.

“Effective Date” shall have the meaning set forth in the preamble.

“EMA” shall mean the European Medicines Agency, or any successor agency or authority thereto.

“Facilities” shall mean the GMP Facility, Fujifilm’s process development laboratories located at 3000 Weston Parkway, Cary, NC 27513, and Fujifilm’s administrative building located at 101 J. Morris Commons Lane, Morrisville, NC 27560.

“Facility Assessment Memo” shall have the meaning set forth in the Quality Agreement.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency or authority thereto.

“First Shipment” shall have the meaning set forth in Section 2(d)(i).

“Frustration of Purpose Event” shall have the meaning set forth in Section 2(c)(iii).

“Fujifilm” shall have the meaning set forth in the preamble.

“Fujifilm Confidential Information” shall have the meaning set forth in Section 11(b).

“Fujifilm Indemnitees” shall have the meaning set forth in Section 19(b).

“GMP Facility” shall mean Fujifilm’s manufacturing plant located at 6051 George Watts Hill Drive, Durham, NC 27709 that is operated in compliance with cGMP.

[**]

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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“Indemnified Party” shall have the meaning set forth in Section 19(c).

“Indemnifying Party” shall have the meaning set forth in Section 19(c).

“Indemnity Claim” shall have the meaning set forth in Section 19(c).

“Index Figure” shall mean [**] index [**].

“Initial Binding Order” shall have the meaning set forth in Section 2(d).

“Initial Term” shall have the meaning set forth in Section 23(a).

“Joint Steering Committee” shall have the meaning set forth in Section 24(a).

“Key Manufacturing Assumption” shall have the meaning set forth in Section 10(a).

“Late Delivery Credit” shall have the meaning set forth in Section 9(b).

“Loss” shall have the meaning set forth in Section 19(a).

“Manufacture”, “Manufactured” or “Manufacturing” shall mean the manufacture of Product by Fujifilm and all related activities, including but not limited to quality assurance, quality control, testing, storage and packaging for shipment, in accordance with this Agreement and the Quality Agreement.

“Manufacturing Price” shall have the meaning set forth in Section 6(a)(i).

“Manufacture Start Date” shall mean the thaw date of the Starting Material.

“Market Authorization” shall mean approval by one or more Regulatory Authorities to market, sell and distribute the Drug Product in any part of the world.

“Maximum Annual Order” shall mean the maximum number of Batches that Fujifilm shall be obligated to Manufacture and Sponsor shall be obligated to purchase within a twelve (12) month period, as further defined in Section 2(c)(v).

“Maximum Binding Order” shall mean the maximum number of Batches that Fujifilm shall be obligated to Manufacture and Sponsor shall be obligated to purchase pursuant to a Binding Order, as determined according to Section 2(c)(iv).

“Minimum Binding Order” shall mean the minimum number of Batches that Sponsor shall be obligated to purchase and Fujifilm shall be obligated to Manufacture pursuant to a Binding Order, as determined according to Section 2(c)(i).

“Modifications” shall have the meaning set forth in Section 10(b).

“[**] Batch” shall mean a Batch which [**] Manufactured in accordance with or [**] the requirements of: cGMPs, this Agreement or the Quality Agreement (including the Specifications).

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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“Order Expansion” shall have the meaning set forth in Section 2(e).

“[**] Batch” shall mean a specific quantity of Product that is Manufactured by Fujifilm during the same cycle of Manufacture and that is intended to have uniform character and quality within specified limits, [**], provided that it is releasable according to the Specifications.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“PIP” shall have the meaning set forth in Section 5.

“Process” shall mean the process for Manufacture of the Product, as initially determined during the Conformance Campaign and as subsequently updated by the process detailed in the Quality Agreement and changes thereto implemented pursuant to Section 10.

“Process Consumables” shall mean materials required to Manufacture Product (excluding [**]). For the purpose of this Agreement, this definition includes [**].

“Process Consumables LOA” shall have the meaning set forth in Section 6(e).

“Process Inventions” shall have the meaning set forth in Section 13(b).

“Product” shall mean the product described in the Specifications that is Manufactured by Fujifilm under this Agreement.

“Product Inventions” shall have the meaning set forth in Section 13(b).

“Program” shall mean the Manufacturing services to be performed under this Agreement.

“Program Inventions” shall have the meaning set forth in Section 13(a).

“Program Manager” shall have the meaning set forth in Section 24(b).

“Quality Agreement” shall mean the quality agreement executed by the Parties dated as of January 28, 2015, as may be amended from time to time.

“[**] Deviation Reports” shall have the meaning set forth in the Quality Agreement.

“Recall” shall have the meaning set forth in Section 8(a).

“Receiving Date” shall mean the date indicated in the Receiving Schedule as the date by when Fujifilm will receive a shipment of Starting Material from Sponsor, provided that, unless the Parties agree otherwise in writing (which may be via email) such date shall be no more than [**] before the target Manufacture Start Date for the applicable Batches identified by Fujifilm pursuant to Section 2(f) and provided further that the Receiving Date shall be [**] after Sponsor’s receipt of the Receiving Schedule.

“Receiving Schedule” shall mean a schedule issued by Fujifilm in accordance with Section 2(g) for receiving Starting Material at GMP Facility for a specific Binding Order, which schedule must include the receiving quantity of the Starting Material and Receiving Dates, subject to Section 2(g).

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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“Regulatory Authority” shall mean foreign, national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any country or region listed in Attachment 1 hereto with authority over the manufacture and production (including the Manufacture, as defined above), processing, testing, packaging, use, storage, sale, pricing, and distribution (including transport, import and export) of the Product, including, without limitation, the FDA and the EMA and any successor entities thereto. The definition may be expanded to other regulatory authorities upon mutual written agreement.

“Reservation Fee” shall have the meaning set forth in Section 6(a)(i).

“Resin Cost” shall have the meaning set forth in Section 6(a)(ii).

“Restriction Summary” shall have the meaning set forth in the Quality Agreement.

“Rolling Forecast” shall have the meaning set forth in Section 2(b).

“Safety Information” shall mean all information relating to known or potential risk to humans, obtained or otherwise received from any source, including information derived from clinical investigations, commercial marketing experience, post-authorization, post-authorization epidemiological/surveillance studies, reports in the scientific literature, unpublished scientific papers, animal or in vitro studies, electronic communications and reports. Safety Information may include Adverse Events/experiences, lack of efficacy, suspected transmission of infectious agents, overdose, abuse, misuse, medication errors, pregnancy/breastfeeding exposure, and off-label use.

“Safety Stock” shall have the meaning set forth in Section 6(e).

“Second Shipment” shall have the meaning set forth in Section 2(d)(ii).

“Specifications” shall mean the specifications for the Product, as set forth in and/or attached to the Quality Agreement.

“Sponsor” shall have the meaning set forth in the preamble.

“Sponsor Confidential Information” shall have the meaning set forth in Section 11(a).

“Sponsor Deliverables” shall have the meaning set forth in Section 3(a).

“Sponsor Indemnitees” shall have the meaning set forth in Section 19(a).

“Starting Material” shall mean [**] provided from Sponsor to Fujifilm as the starting material for Manufacturing.

“Starting Material Failure” shall have the meaning set forth in Section 7(b)(vii)(A).

“Term” shall have the meaning set forth in Section 23(a).

“Third Shipment” shall have the meaning set forth in Section 2(d)(iii).

“Work Output” shall have the meaning set forth in Section 12(a).

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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Section 1. Manufacture of Product

a)	Manufacture of Product. Fujifilm will Manufacture the Product for Sponsor at the GMP Facility, based on Binding Orders submitted by Sponsor, in accordance with the terms and conditions of this Agreement, the Quality Agreement and Applicable Law (including cGMPs). Terms defined in this Agreement shall have the same meaning when used in Quality Agreement. In the event of any conflict between this Agreement and the Quality Agreement, the terms of this Agreement shall have the precedence except with respect to matters of quality, in which case the terms of the Quality Agreement shall govern. Fujifilm may change the site of Manufacture for the Product only with the prior written consent of Sponsor and any such change will be at Fujifilm’s sole cost and expense, unless the Parties agree otherwise in writing.

b)	Process Surveillance. Fujifilm will perform process surveillance on all Batches Manufactured under this Agreement, which will include the surveillance listed below, in addition to any surveillance detailed in the Quality Agreement:

i.	Trending process yield and release testing data in accordance with the mutually agreed process surveillance plan, including per [**] and Step Yields will also be trended;

ii.	Statistical analysis of surveillance parameters at the end of [**] once a minimum of [**] are available; and

iii.	Preparation of surveillance parameter data report after [**] after the Disposition Date of the last Batch of the Binding Order), not to exceed [**].

c)	Regulatory Support. Fujifilm will provide routine regulatory support to Sponsor for the Program at Sponsor’s request that will include:

[**]

Any additional regulatory support, which in Fujifilm’s reasonable opinion, exceeds reasonable expectations of the Parties established upon Agreement execution will be provided by Fujifilm based on a Change Order or separate agreement.

d)	Sponsor Obligations. Sponsor shall:

i.	Perform its obligations as set forth in this Agreement and the Quality Agreement; and

ii.	Support and cooperate with the execution of each Binding Order.

e)	[**]

f)

Purchasing Commitment. Sponsor shall order at least [**] supply from Fujifilm [**] during the Term. Within [**], Sponsor shall send Fujifilm a written, signed certification of [**] ordered from Fujifilm [**]. In the event Sponsor ordered [**] from Fujifilm [**], it shall add the difference between the actual amount ordered and the minimum required order (i.e., [**]) to the Binding Orders for [**]. If such additional Batches result in Batches in excess of

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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[**] obligation to order and purchase such additional Batches shall apply only to the extent [**]. In addition to the foregoing, in the event [**] willfully misrepresents the amount ordered on an [**]. The obligations set forth in this Section 1(f) shall not apply in the event of a Frustration of Purpose Event described in Section 2(c)(iii)(C), in the event of [**], until such time as such [**], but in no event longer than[**] after such events have ended, at which time the purchasing commitment described in this Section 1(f) shall recommence. [**] compliance with the commitment [**] shall be calculated based on the [**] effect and, for clarity, not [**]. In the event of (i) [**] pursuant Section 7(b)(vii)(B) [**] (by way of clarification, [**] for purposes of this Section 1(f)(ii)), or (iii) [**], the purchasing commitment described in this Section 1(f) shall not apply to the [**] nor until such time as [**], but in no event later than [**].

g)	Subcontractors. With respect to this Agreement and the Quality Agreement, Fujifilm shall not delegate its responsibilities to, or perform any of its obligations through, any third party unless (i) such third party is not involved in processing, testing or handling Product, or (ii) expressly permitted hereunder or thereunder or approved in writing in advance by Sponsor, such approval not to be unreasonably withheld or delayed. Fujifilm’s delegation of any such responsibility to, or performance of any of such obligation through, any third party shall not in any way relieve Fujifilm of its duties and responsibilities under this Agreement and the Quality Agreement and Fujifilm shall remain primarily obligated and liable for the performance thereof.

h)	Process Improvements. Parties agree that during the course of the Agreement, the Parties may identify and implement Process improvements that can benefit both Parties. In the case one of the Parties identifies an opportunity for improvements related to raw materials, such Party will notify the other Party and the Parties will [**] to these opportunities. Any cost-related improvements resulting from these projects will be [**]. Such improvements must be within the validated parameters of the Process and shall not be effective unless mutually agreed in writing by the Parties pursuant to Section 10.

i)	Periodic Inventory Reporting. Fujifilm shall furnish the following information to Sponsor at the end of each Binding Period: Product, Starting Material and [**] quantities remaining, lot numbers and sub lots, and expiry dates as applicable.

Section 2. Rolling Forecast and Binding Orders; Scheduling; Starting Material and [**]

a)	General. The Initial Binding Order meeting the Sponsor’s Product requirements for year 2015 is described in Section 2(d). Future orders for the year 2016 and the following years will be based on a Rolling Forecast (as defined below) according to the mechanism described below.

b)	Rolling Forecast. No later than August 31, 2015, Sponsor shall provide Fujifilm with a good-faith rolling forecast, and every [**] months thereafter (by the following [**], respectively), that projects the number of Batches needed for the following [**] beginning on [**] (the “Rolling Forecast”). Fujifilm shall use the Rolling Forecast to plan capacity and resources. The Rolling Forecast shall indicate the number of Batches to be provided during [**] period and shall cover the Binding Period, the semi-binding period and the non-binding periods, as follows:

i.	Period 1 (months [**]) – notice period;

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

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ii.	Period 2 (months [**] ordered);

iii.	Period 3 (months [**]

iv.	Periods 4-7 [**].

When applying the percentages set forth in this Section 2(b), the Parties will [**], as applicable.

c)	Binding Orders. The forecast for Period 2 of each Rolling Forecast (i.e., the Binding Period) shall constitute a Binding Order and shall be subject to the following limitations:

i.	“Minimum Binding Order” shall be for [**] Batches.

ii.	If Sponsor has not received [**] (“2015 Lack of Approval Event”), Sponsor (i) will purchase all [**] and (ii) all [**] will no longer be in effect as of such date. The Parties will use [**].

iii.	Each of the following events constitute a “Frustration of Purpose Event”:

(A)	[**]

(B)	[**]

(C)	[**]

If a Frustration of Purpose Event occurs, Sponsor shall purchase [**]. Otherwise, all current and future [**], provided, however that such requirements shall [**]. In addition, with respect to a Frustration of Purpose Event described in Section 2(c)(iii)(A) or (B), the Parties will [**] the system of forecasting and ordering (including any applicable [**] unless otherwise agreed by the Parties.

iv.	“Maximum Binding Order” shall be for [**].

v.	Total number of Batches ordered within [**] (“[**]”).

d)	Initial Binding Order for 2015. During calendar year 2015, Fujifilm shall Manufacture and Sponsor shall [**] Batches of Product (“Initial Binding Order”) according to the following schedule:

i.	The first Batch of the initial [**] shall have a Manufacturing Start Date no later than [**], with the remaining [**] in the Campaign having a targeted [**] than [**] (“First Shipment”);

ii.	The first Batch of the [**] shall have a Manufacturing Start Date no later than [**], with the remaining [**] in the Campaign having a targeted [**] than [**] (“Second Shipment”); and

iii.	The first Batch of the [**] shall have a Manufacturing Start Date no later than [**], with the remaining [**]in the Campaign having a targeted [**] than [**] (“Third Shipment”).

Notwithstanding anything in Section 2(f) to the contrary, Fujifilm will perform [**]. Fujifilm shall provide Sponsor at least [**] prior written notice of the [**]. The Delivery Date for such Batches shall follow the requirements of Section 2(f)(iii).

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Sponsor shall have the right to order additional Batches for delivery in calendar year 2015 by notifying Fujifilm not later than [**] for the Second Shipment and not later than [**] for the Third Shipment, and Fujifilm shall [**]. Such additional Batches shall be purchased by Sponsor [**] as the Batches of the original Binding Order and Sponsor shall [**]. For the Initial Binding Order, Fujifilm shall provide Sponsor with Receiving Schedules for the corresponding Campaigns [**] of the Effective Date for the First Shipment, [**] for the Second Shipment and [**] for the Third Shipment.

e)	Batches in excess of Maximum Binding Order. Sponsor may request shipment of additional Batches in excess of Maximum Binding Order or [**] (“Order Expansion”) and Fujifilm shall make [**] to accommodate such request. In the event Sponsor requests an Order Expansion, Fujifilm shall notify Sponsor in writing within [**] of receipt of such request whether Fujifilm will be able to accommodate such request. In the event Fujifilm confirms its ability to accommodate Sponsor’s Order Expansion request, the quantity of additional Batches in excess of the Maximum Binding Order or [**] indicated in the Order Expansion shall become a Binding Order. Such additional Batches shall be purchased by Sponsor [**] and Sponsor acknowledges and agrees that Sponsor [**].

f)	Manufacturing Scheduling and Product Shipment Schedule. Once Fujifilm receives a Binding Order from Sponsor ([**] after receiving a Binding Order), Fujifilm will provide Sponsor with a written confirmation of the [**] for the Batches ordered pursuant to such Binding Order. Fujifilm shall [**], provided that, unless mutually agreed to in writing, which may be via email:

i.	The actual Manufacture Start Date [**] by Fujifilm for such Binding Order;

ii.	Fujifilm will use commercially reasonable efforts to ensure the actual Disposition Date [**] from the completion of Bulk Fill for the Batch, as reflected in the Batch Records for that Batch; and

iii.	Fujifilm shall provide Sponsor with good-faith estimated date on which Fujifilm anticipates providing possession of a Batch to Sponsor [**] before such estimated date. The actual date of transfer of possession of a Batch from Fujifilm to Sponsor shall ultimately be subject to the Parties’ mutual agreement and shall [**] after the Disposition Date unless otherwise requested by Sponsor and agreed by Fujifilm in writing, which may be via email (such agreement not to be unreasonably withheld or delayed) (the “Delivery Date”).

g)	Starting Material Receiving Schedule. Within [**] of receiving a Binding Order, Fujifilm shall prepare and deliver to Sponsor a Receiving Schedule.

i.	Based on the Receiving Schedule, Sponsor shall use commercially reasonable efforts to deliver the Starting Materials to the GMP Facility in the quantity listed on the Receiving Schedule (i) no later than on the [**], but (ii) no earlier than [**]. Parties shall agree in writing, which may be via email, on specific shipment dates for Starting Material. Sponsor acknowledges that the failure by Sponsor to provide Starting Material within the timeframe agreed by the Parties may result in postponed Manufacture Start Date or Delivery Date equal to Sponsor delay.

ii.	Sponsor shall ship Starting Material so that [**] batches of such Starting Material are received [**].

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iii.	In the Receiving Schedule, Fujifilm shall not request a quantity of Starting Material greater than the quantity of Starting Material required (based on the Specifications) for the number of Batches indicated in Binding Order, [**] in the amount sufficient for [**] unless Fujifilm already has [**].

iv.	Starting Material received by Fujifilm shall have [**] for each batch of Starting Material received.

v.	Starting Material delivered by Sponsor to Fujifilm shall meet quality requirements specified in the Specifications. Upon receipt of a batch of Starting Material, Fujifilm shall review the accompanying documentation and examine such shipment to confirm the quantity received is consistent with the quantity specified in the Receiving Schedule. Fujifilm shall also perform identification testing and any other testing required by the Quality Agreement to confirm that the Starting Material meets the quality requirements specified in the Specifications. In the event Fujifilm notifies Sponsor of non-conformity of any Starting Material received by Fujifilm, Sponsor shall promptly investigate Fujifilm’s claim of non-conformity in the Starting Material and shall provide Fujifilm with instructions on how to handle such Starting Material and any return of such Starting Material shall at Sponsor’s sole cost and expense if Sponsor elects for the return of such Starting Material in lieu of destruction. Notwithstanding the results of Sponsor investigation, Fujifilm shall [**].

vi.	Fujifilm shall use commercially reasonable effort to apply the “first-expired-first-out” principles to processing of Starting Material.

h)	[**]. During the Term, [**]. Concurrently with providing [**] shall provide [**] of its requirements for [**]. Based on the feedback from [**] with lead-time required by the [**] required to Manufacture a Batch as specified in the Specifications, including appropriate [**] agreed by the Parties. Sponsor’s [**]. The Parties acknowledge and agree that [**] in accordance with this Section shall be made under the [**]. Fujifilm will be responsible for [**] and agrees to comply with the [**] shall review the accompanying documentation and perform incoming identification testing and perform any other tests required in the Quality Agreement to confirm the [**] conforms with the Specifications and was received in the quantity indicated in the shipment-related documentation, including confirmation that the [**]. In the event the [**] shall be responsible for the [**].

Section 3. Sponsor Deliverables

a)	Sponsor will use commercially reasonable efforts to timely provide Fujifilm with Sponsor Deliverables (as defined below). Sponsor acknowledges that the failure by Sponsor to provide Sponsor Deliverables within the timeframe set forth below or otherwise agreed by Parties may result in postponed Manufacture Start Date or Delivery Date equal to Sponsor delay. “Sponsor Deliverables” means the following:

i.	For each Binding Order, Sponsor shall deliver the quantity of Starting Material as specified in the Receiving Schedule.

ii.	Sponsor shall provide documentation review and approval within timeframes specified in Quality Agreement, provided that Sponsor received such documentation on a timely basis from Fujifilm.

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iii.	Sponsor shall review the Batch Packet within the period specified in the Quality Agreement to determine, to the extent ascertainable from such documentation, whether or not the Batch covered by such Batch Packet conforms to the Specifications and shall issue a Certificate of Compliance. For clarity, Sponsor’s issuance of a Certificate of Compliance shall [**].

b)	Title to Sponsor Deliverables shall remain with Sponsor. Fujifilm shall not sell, pledge, hypothecate, dispose of, or otherwise transfer any interest in Sponsor Deliverables and shall use Sponsor Deliverables solely for purposes of performing the Program. Fujifilm shall provide safe and secure storage conditions at the GMP Facility for Sponsor Deliverables while they are at the GMP Facility and shall store the Sponsor Deliverables [**] at the GMP Facility, unless otherwise agreed with Sponsor in writing, in accordance with all Applicable Law and any storage guidelines provided by Sponsor and agreed upon with Fujifilm.

Section 4. Compliance with Government Regulations

a)	Fujifilm shall operate the GMP Facility in compliance with Applicable Law and any requirements provided for in the Quality Agreement for all aspects of Manufacturing (including but not limited to testing, holding, packaging, labeling and delivery of the Product and/or intermediates produced for Sponsor). For clarity, this shall include the obligation for Fujifilm to operate the GMP Facility as compliant with (i) the U.S. Federal Food, Drug and Cosmetics Act, as amended (21 U.S.C. et seq.), (ii) U.S. regulations found at 21 CFR Parts 11, 210, 211, 600, & 610, (iii) ICH Q7 GMP Guidance for Active Pharmaceutical Ingredients, (iv) EC Directive 2003/94/EC, (v) the EC Guide to Good Manufacturing Practice for Medicinal Products and Division 2 of the Food and Drug Regulations (Canada), (vi) the latest Health Canada, FDA and EMA guidance documents all pertaining to manufacturing and quality control practice and (vii) the good manufacturing practices required by any other Regulatory Authority to the extent such required practices do not contradict or negate the requirements or guidance documents issued by FDA or EMA, all as updated, amended and revised from time to time (collectively, “cGMP”). Fujifilm shall not permit debarred persons to participate in the Program or persons for whom debarment is pending or threatened. Fujifilm shall undertake commercially reasonable steps to prevent such participation.

b)	Sponsor shall have the sole right and responsibility for determining regulatory strategy, decision and actions relating to the Program and the Product. Subject to each Party’s contractual obligations under this Agreement, Fujifilm shall have the sole right and responsibility for determining regulatory strategy, decision and actions to the extent relating to (i) the Facilities; (ii) Fujifilm’s quality systems; or (iii) any requirement imposed directly on Fujifilm by a Regulatory Authority, provided that a Regulatory Authority requirement shall not be considered to be “a requirement imposed directly on Fujifilm by a Regulatory Authority” if it is applicable to or imposed on Sponsor regarding the services provided by Fujifilm with respect to the Product, but is not applicable to other Fujifilm’s client in respect to Fujifilm’s services provided to them. Fujifilm hereby [**], as of the Effective Date, [**] Sponsor with commercial supply of Product or otherwise complying with its obligations hereunder. Notwithstanding the foregoing, [**] Sponsor will consult with Fujifilm in respect to and prior to any action that may be reasonably expected to impact Fujifilm’s obligations with respect to the Product.

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c)	Should such applicable requirements of Regulatory Authorities change or should the mutually agreed upon expansion of the definition of Regulatory Authorities impact Fujifilm’s regulatory obligations hereunder, Fujifilm will promptly notify the other Party of such change and the effect on the Program, and Fujifilm will use reasonable efforts to satisfy the new requirements. In the event that compliance with such new applicable regulatory requirements necessitates performing additional studies or other work not reasonably expected and anticipated as part of routine commercial manufacturing, Fujifilm will submit to Sponsor a Change Order in accordance with Section 10 of this Agreement.

d)	Subject to this Section 4, in the event of a conflict in government regulations applicable to the performance of the Program, Sponsor and Fujifilm will [**] in its performance of the Program; provided, however, that Fujifilm shall not be required to [**].

e)	If Fujifilm receives any contact or communication from any Regulatory Authority governing commercial licensing of the Product, Fujifilm will (i) notify Sponsor and provide Sponsor with copies of any such communication (to the extent the communication relates to the Program) within [**] of Fujifilm’s determination that such communication relates to the Program (but not to exceed [**] of Fujifilm’s receipt of such communication) and (ii) comply with all reasonable requests by Sponsor with respect to any actions to be taken or responses to be made to any such Regulatory Authority. Fujifilm will promptly inform Sponsor in the event that any such Regulatory Authority takes any action against Fujifilm for any reason that could be reasonably expected to have an effect on Fujifilm’s performance of the Program. Unless required by Applicable Law, Fujifilm will have no contact or communication with any such Regulatory Authority regarding the Product without the prior written consent of Sponsor, which consent will not be unreasonably withheld. If Fujifilm is required by Applicable Law to contact or communicate with any Regulatory Authority regarding the Product, Fujifilm shall provide Sponsor with reasonable prior notice to allow Sponsor the opportunity to participate in any such contact or communication, to the maximum extent permitted by law. In the event of an inspection of Fujifilm by a Regulatory Authority that pertains to Product, Fujifilm shall allow Sponsor and its representatives to attend and participate in such inspection. The Quality Agreement shall govern with respect to obligations related to the Parties’ notifications and submissions to a Regulatory Authority governing the commercial license of the Product.

f)	Fujifilm shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by any Regulatory Authority or otherwise required by any Applicable Law in order for Fujifilm to perform its obligations under this Agreement.

g)	If Fujifilm receives notice of action or threat of action with respect to its debarment or debarment of any individual involved in the performance of Fujifilm’s obligations hereunder during the Term of this Agreement: (i) Fujifilm shall so notify Sponsor immediately and (ii) Sponsor shall have the right to terminate this Agreement immediately upon written notice.

h)

If Sponsor receives notice of action or threat of action with respect to its debarment or debarment of any individual involved in the performance of Sponsor’s obligations hereunder during the Term of this Agreement (i) Sponsor shall so notify Fujifilm immediately and (ii) in the event of Sponsor’s actual debarment, Fujifilm shall have the

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right to terminate this Agreement immediately upon written notice. In the event of actual debarment of any Sponsor employee involved in the performance of Sponsor’s obligations hereunder, provided Sponsor has not terminated the employment of such individual within [**] after debarment, Fujifilm shall have the right to terminate this Agreement immediately upon written notice.

i)	In the event that Fujifilm receives notification of an Adverse Event or other Safety Information pertaining to the Product as Manufactured by Fujifilm under this Agreement, Fujifilm shall notify Sponsor within one (1) business day by sending all relevant information to pharmacogivilance@synageva.com. In the event that Fujifilm receives a Drug Product Complaint, Fujifilm shall notify Sponsor within one (1) business day by sending all relevant information to QA@synageva.com.

j)	In the event that Sponsor receives a Drug Product Complaint, Adverse Event or other Safety Information pertaining to the Product as Manufactured by Fujifilm under this Agreement, Sponsor shall notify Fujifilm within one (1) business day by sending all relevant information to the Quality Assurance contact specified in the Quality Agreement.

Section 5. Facility Visits

The terms and conditions of Sponsor audit rights and rights to inspect the GMP Facility are provided in the Quality Agreement. Sponsor’s person-in-the-plant (“PIP”) shall have the right to access [**]. The PIP shall follow Fujifilm policies and operating procedures while in the GMP Facility. The PIP [**].

Section 6. Compensation

a)	Reservation Fee and Batch Price; Resins.

i.	Upon placement of a Binding Order, Fujifilm shall invoice Sponsor a reservation fee in the amount of [**] of the aggregate Batch Price (as defined below) for all the Batches ordered under such Binding Order (“Reservation Fee”). [**] of the aggregate Batch Price for all the Batches ordered under such Binding Order shall be invoiced to Sponsor upon Manufacture Start Date of the First Batch under the Binding Order and [**] of the aggregate Batch Price for the all the Batches ordered under such Binding Order shall be invoiced [**] upon shipment of each of the Batches under the Binding Order. The “Batch Price” shall mean the price for [**] (“Manufacturing Price”) together with the price for [**] allocated to Manufacturing of such Batch [**] and shall be calculated as set forth in, and in accordance with, Attachment 2. Notwithstanding the foregoing, [**].

ii.	In addition to the Batch Price, Sponsor shall [**] purchased and used by Fujifilm in Manufacturing the Product pursuant to a Binding Order, provided the [**].

b)	[**] Fee. In addition to fees for Product delivered under Binding Orders, Sponsor shall [**] (“[**] Fee”). The [**] Fee shall be subject to [**], provided that Sponsor shall receive at least [**] written notice of any such [**].

c)	[**] Batch Price Adjustment. Batch Price specified in Attachment 2 shall be adjusted [**] according to the following mechanism, provided that Sponsor must receive at least [**]

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prior written notice of any such adjustment before it may take effect and such notice shall include the details on any changes to the [**]:

i.	Manufacturing Price shall [**], in which case the [**]. Notwithstanding the foregoing, if the [**].

ii.	Initial Consumable Price is specified in Attachment 2. The Consumable Price will be [**], Fujifilm will issue Sponsor [**] to Fujifilm by Sponsor for the prior [**].

iii.	The adjusted Manufacturing Price and [**] Price shall together constitute the new Batch Price, which shall be included in a revised Attachment 2 to this Agreement together with new Annual Program Fee.

d)	[**]:

[**]

[**]

e)	Safety Stock. Fujifilm shall carry sufficient safety stock of Process Consumables to help ensure uninterrupted Manufacturing of Product (“Safety Stock”) and timely delivery of Product according to Binding Orders. Fujifilm and Sponsor have jointly determined the required initial level of Safety Stock before the first Campaign under this Agreement ([**]) pursuant to that certain Letter of Agreement between the Parties dated October 30, 2014 (“Process Consumables LOA”), and shall review the level of Safety Stock and adjust, as needed, at least [**] upon receiving updated Rolling Forecasts. The cost of an increase in Safety Stock shall be borne by Sponsor, except of Process Consumables that are regularly stocked by Fujifilm, or if otherwise agreed in writing. Fujifilm shall invoice Sponsor for Process Consumables purchased for the increase in Safety Stock other than Process Consumables that are regularly stocked by Fujifilm, including [**], after receiving the invoices from its vendors, provided that except as set forth in Section 2(h) with [**], Sponsor shall not have an obligation to pay for any Process Consumables that do not meet the Specifications, the Bill of Materials or Fujifilm’s order placed with the third party supplier. Fujifilm shall use such Process Consumables (other than those Process Consumables that are regularly stocked by Fujifilm) solely for purposes of performing the Program. Fujifilm shall use commercially reasonable efforts to use “first-to-expire-first-out” principles for managing the Safety Stock. If the Parties agree to reduce the Safety Stock, Fujifilm shall make a commercially reasonable effort to use the Process Consumables from the Safety Stock in the upcoming Campaigns, until the Safety Stock is reduced to the desired level, and shall credit Sponsor for the purchase cost of used consumables. Any unused expired materials from the Safety Stock shall be disposed as described in Section 6(g).

f)	Invoices. Fujifilm shall issue invoices separately for (i) each [**] and (ii) the [**] and (iii) any additional [**]. Invoices for any work performed under a Change Order shall be issued as specified in the applicable Change Order. All invoices shall be submitted and payable in U.S. Dollars. Payments are due [**] from the date an invoice issued by Fujifilm is received by Sponsor. If Sponsor disputes an invoice, Sponsor shall pay the undisputed amount and notify Fujifilm of the dispute within [**] of receipt of invoice and advise Fujifilm in good faith and in writing the specific basis for disputing an invoice. In addition to all other remedies available to Fujifilm, in the event [**], Fujifilm may [**] deliveries of Product or provision of reports until [**].

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g)	Disposal of Expired or Unused Starting Materials and Process Consumables. Fujifilm shall be responsible for disposal of expired or unused Process Consumables. The cost of such Consumables and their disposal shall be borne by Fujifilm except of Process Consumables from Safety Stock not regularly stocked by Fujifilm, disposal cost of which shall be borne by Sponsor unless such [**]. Fujifilm shall invoice Sponsor for [**], except as set forth in the preceding sentence. Sponsor shall be responsible for an [**], Fujifilm shall provide Sponsor with remaining inventory of Starting Material including expiry dates. For any expired Starting Material, Sponsor may request Fujifilm to deliver remaining Starting Material to Sponsor or a designated storage site in lieu of destruction by incineration.

h)	Sponsor-dedicated Process Equipment. In anticipation of Market Authorization for the Drug Product, Fujifilm shall perform evaluation of the equipment used in Manufacturing of Product in respect to the risk posed to uninterrupted supply of Product under this Agreement and shall propose to Sponsor appropriate countermeasures that may include dedication of equipment to the Program. If Sponsor elects to have any equipment dedicated solely to Sponsor’s Process, Sponsor shall carry the cost of procurement, installation and qualification of such equipment, which shall be set forth in a Change Order.

Section 7. Non-Conforming Batches

a)	Fujifilm shall [**] ensure that it will only deliver Batches to Sponsor that (i) are Manufactured in accordance with, and meet the requirements of, this Agreement, the Quality Agreement (including the Specifications) and Applicable Laws (including cGMPs) [**].

b)	The following provisions shall apply if it is ascertained by either Party that a Batch is a Non-Conforming Batch during disposition of a Batch or as a result of Sponsor’s review of the applicable Batch Packet [**]:

i.	If Fujifilm is the first to discover the non-conformity, Fujifilm shall [**] provide written notice of same, including an explanation of the non-conformity, to Sponsor within [**] from discovery, but not to exceed [**] from discovery. If Sponsor is the first to discover the non-conformity, Sponsor shall [**] provide written notice, including an explanation of the non-conformity, to Fujifilm within [**] from discovery, but not to exceed [**] from Sponsor’s receipt of Batch, or in the case of [**] from Sponsor’s receipt of the Batch.

ii.	The Non-Conforming Batch shall not be delivered to Sponsor if it is still located at the GMP Facility as of the date of Fujifilm’s issuance or receipt (as applicable) of the notice of non-conformity.

iii.	If Sponsor has provided the notice of a Non-Conforming Batch to Fujifilm, within [**] of receiving such notice, Fujifilm shall investigate the presence and source of defect following the Fujifilm complaint procedure and notify Sponsor in writing as to whether Fujifilm agrees or disagrees in good faith with Sponsor’s determination of the existence or cause of the non-conformity and the reasons therefor. [**].

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iv.	If Fujifilm has provided the notice of a Non-Conforming Batch to Sponsor, within [**] of receiving such notice, Sponsor shall notify Fujifilm whether Sponsor agrees or disagrees in good faith with Fujifilm’s determination of the existence or cause of the non-conformity and the reasons therefor. If Sponsor does not provide a written notice within such period, Sponsor shall be deemed to have accepted the existence and cause of non-conformity as stated by Fujifilm.

v.	In the event the Parties do not agree as to the existence or cause of a Non-Conforming Batch, then within [**] of Fujifilm’s written notice pursuant to Section 7(b)(iii) or Sponsor’s written notice pursuant to Section 7(b)(iv), the authorized Quality Assurance representative(s) of each Party will [**] to evaluate the existence and the cause of non-conformity and [**]. This evaluation will be [**] for purposes of determining respective financial liability pursuant to Section 7(b)(vii). The Party [**] shall bear the costs of the evaluation.

vi.	Fujifilm shall [**] start Manufacture of a further Batch to replace the Non-Conforming Batch [**] after it is determined that the Batch was a Non-Conforming Batch).

vii.	The cost of replacing a Non-Conforming Batch shall be allocated as follows:

(A)	If a Non-Conforming Batch results from the Starting Material’s failure to comply with the applicable Specifications as of the date of delivery to Fujifilm and such failure could not have been reasonably detected during Fujifilm’s proper performance of its review and testing obligations of the Starting Material (a “Starting Material Failure”), Fujifilm will manufacture a conforming replacement Batch pursuant to Subsection (vi) above and [**].

(B)	Fujifilm shall Manufacture a further Batch [**] if the Non-Conforming Batch arose from any cause other than a Starting Material Failure. In addition, disposal of the Non-Conforming Batch, if applicable pursuant to Section 7(b)(viii), shall be [**]. Notwithstanding the foregoing, Sponsor [**] unless the Non-Conforming Batch arose from [**], in which case [**] for the cost of [**], as specified in Attachment 2 and [**] needed to produce the [**].

viii.	Unless otherwise requested by Sponsor in writing, Fujifilm shall dispose of any Non-Conforming Batch that Fujifilm is obligated to replace pursuant to Section 7(b)(vi) in accordance with Applicable Law.

c)	In the event of [**] Non-Conforming Batches within a Campaign, the root cause of which is either not identifiable or is the same across the Non-Conforming Batches and is not the result of [**], the parties will [**] a plan for [**]) in an effort to reduce the number of Non-Conforming Batches. Such [**] may result in Process changes or other changes, subject to Section 10 on Modifications. The reasonable [**] shall be borne by [**]. In addition, to the extent required for compliance with cGMP, Fujifilm may [**], provided that the [**].

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d)	[**], the remedies set out in this Section 7 shall be [**] in relation to a Non-Conforming Batch. Notwithstanding the foregoing, this Section 7(d) shall not limit Fujifilm’s obligations pursuant to Section 19 or Sponsor’s rights pursuant to Section 1(f).

Section 8. Recalls

a)	Records and Notice. Fujifilm shall maintain records necessary to permit a Recall (as defined below). Each Party will promptly notify the other by telephone (to be promptly confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Product or Drug Product or which might result in a Recall. Upon receiving this notice or upon this discovery, Sponsor may elect by written notice for Fujifilm to stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Sponsor. “Recall” will mean any action (i) by or at the request of Sponsor to recover title to or possession of quantities of the Product shipped to third parties or Drug Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Drug Product from the market); or (ii) by any Regulatory Authorities to seize, detain or destroy any of the Product or Drug Product. Recall will also include any action by either Party to refrain from selling or shipping quantities of the Product or Drug Product to third parties which would have been subject to a Recall if sold or shipped.

b)	Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product or Drug Product, a written request that any Product or Drug Product be Recalled, (ii) any Regulatory Authority threatens to prohibit the delivery or use of any Product or Drug Product or any other regulatory reportable event for the Product or Drug Product occurs, (iii) a court of competent jurisdiction orders a Recall, or (iv) Sponsor determines that a Recall should be instituted or that a “Dear Doctor” letter or its equivalent is required relating to the restrictions on the use of any Drug Product, Fujifilm will notify Sponsor as within the period specified in the Quality Agreement (in the event it is the Party that becomes first aware of such event) or Sponsor will notify Fujifilm within the period specified in the Quality Agreement (in the event it is the Party that becomes first aware of such event) and, in any case, Fujifilm and Sponsor will co-operate as reasonably required by each Party, having regard to all Applicable Law.

c)	Responsibility for Costs of Recall. If a Recall results from the Product’s deviation from the Quality Agreement (including the Specifications), this Agreement, cGMPs or other Applicable Law, to the extent such deviation arose from the items for which [**] responsible thereunder(other than [**]), [**] will be responsible for the cost of the replacement Product [**] provided, that [**] the expenses related to such Recall and provided that if the [**]. For clarity, the foregoing limit on Fujifilm’s liability for Recall expenses [**] responsibility for the cost of any replacement Product or, to the extent such Recall results from [**] responsibility for [**] of the [**] and the Starting Material needed to produce any replacement Batches. [**] Products involved in the Recall with new Products, contingent upon the receipt from [**].

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Section 9. Late Delivery

a)	Late Delivery of Starting Material. If Sponsor delivers the required amount of Starting Material more than [**] after the Receiving Date, Fujifilm [**] and Sponsor shall [**] if, despite [**] Fujifilm is [**] provided however that if Fujifilm is [**] Sponsor’s Binding Order [**].

b)	[**] Manufacture Start Date. [**] The amount of the [**] will vary based on the [**] and will equal the following [**]:

[**]	[**]

Section 10. Change Orders

a)	Key Manufacturing Assumption. The Parties have agreed upon certain analytical methods for Product release being transferred by Sponsor to Fujifilm and the Parties intend for such release testing to be performed by Fujifilm, provided the requisite Regulatory Authority approval is received (“Key Manufacturing Assumption”).

b)	Sponsor Change Orders. Sponsor shall inform Fujifilm in writing of any proposed modifications to the Key Manufacturing Assumption, equipment, systems, GMP Facility, Process, Process Consumables, Starting Materials, Specifications or other changes relating to the Manufacture (collectively, “Modifications”). Once a Modification has been requested by Sponsor, and agreed with by Fujifilm (to the extent Fujifilm’s agreement is explicitly required per this Section 10), Fujifilm shall provide Sponsor with a change order containing an estimate of the increase or decrease, as applicable, in Batch Price or any other costs to Sponsor as well as the activities, deliverables, estimated duration, and payment schedule (“Change Order”) within [**] of receiving such notice from Sponsor. Sponsor shall be deemed to have not approved the Change Order if Fujifilm does not receive a written approval of the Change Order from Sponsor within [**] of Sponsor’s receipt of the Change Order. If Sponsor does not approve such Change Order, then Sponsor and Fujifilm shall negotiate in good faith to agree on a Change Order that is mutually acceptable. Any Modification proposed by Sponsor that would [**].

c)	Fujifilm Change Orders. Fujifilm may not make any Modifications without the prior written consent of Sponsor, other than a Modification required by a Regulatory Authority that would not affect the Product’s Biologic License Application (or foreign equivalent) or Product validation. If such a Modification required by a Regulatory Authority would affect the Product’s Biologic License Application or Product validation, the Parties shall discuss such proposed Modification in good faith and such Modification shall require Sponsor’s prior written consent, which consent shall not be unreasonably withheld or delayed. Fujifilm shall promptly notify Sponsor in writing of any Modification after becoming aware of the need for such Modification. If a Modification is expected to have an impact on Process or Fujifilm obligations under this Agreement, Parties shall discuss the feasibility of such Modification in good faith. [**]. Fujifilm shall request Modifications in writing from Sponsor by issuing a Change Order to Sponsor for review and approval. Sponsor shall be deemed to have not approved the Change Order if Fujifilm does not receive a written approval of the Change Order from Sponsor within [**] of Sponsor’s receipt of the Change Order. If Sponsor does not approve such Change Order, then Sponsor and Fujifilm shall negotiate in good faith to agree on a Change Order that is mutually acceptable.

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d)	Cost of Change Orders. If Modifications are requested by or from Fujifilm as a result of [**] then Sponsor and Fujifilm will review such requirements and use good faith efforts to agree on the reasonable costs associated therewith, [**]. If Modifications are requested by or from Fujifilm as a result of requirements set forth by a Regulatory Authority and such Modifications apply generally to the Product as well as other products produced by Fujifilm (for itself or for third parties) or the general operation of the Facilities, then Fujifilm shall bear the reasonable costs associated therewith. Except as set forth above, the reasonable costs associated with Modifications requested by Fujifilm which exclusively benefit Fujifilm and/or its other customers shall be borne by Fujifilm, and the reasonable costs associated with Modifications requested by Sponsor shall be borne by Sponsor, if such costs have been accepted by Sponsor pursuant to Section 10(b) above. When Fujifilm provides a proposed Change Order to Sponsor for any reason, Fujifilm shall provide reasonable detailed explanation of activities to be performed to enable Sponsor to understand and evaluate the source of such changes in price.

e)	Regulatory Authority Approval of Modifications. Sponsor shall have sole responsibility for obtaining any and all necessary approvals from any Regulatory Authority for implemented Modifications and for reporting any implemented Modifications to any Regulatory Authority as appropriate, except if Modifications are requested by or from Fujifilm as a result of requirements set forth by a Regulatory Authority and such Modifications apply generally to the Product as well as other products produced by Fujifilm (for itself or for third parties) or the general operation of the Facilities, in which case Fujifilm shall have the responsibility for the aforementioned actions. Upon request by a Party, the other Party [**].

Section 11. Confidential Information/Legal Proceedings

a)

During the Term of this Agreement and for five (5) years following the expiration or earlier termination of this Agreement, Fujifilm will hold in confidence and will not disclose, without Sponsor’s prior written permission, any Confidential Information pertaining to the Drug Product, the Product, the Program or otherwise disclosed by Sponsor to Fujifilm in connection with the Program (“Sponsor Confidential Information”) unless: (i) such disclosure is to an Affiliate of Fujifilm that is under an obligation to keep such information confidential comparable in scope to Fujifilm’s obligation under this Section 11; (ii) such information is or becomes publicly available through no fault of Fujifilm; (iii) such information became known to Fujifilm through disclosure by sources other than Sponsor, having no duty of confidentiality with respect to such information, whether to Sponsor or another party, and having the legal right to disclose such information; (iv) such information is already known to Fujifilm, without restriction, at the time of disclosure, as shown by its prior written records; or (v) such information was independently developed by Fujifilm without reference to or reliance upon Sponsor Confidential Information. In the event Sponsor Confidential Information rises to the level of a trade secret under law, the obligations of this Section 11 shall continue with respect to such Sponsor Confidential Information for so long as such Sponsor Confidential Information retains its status as a trade secret. Notwithstanding the obligations of confidentiality specified in this Section 11, disclosure of Sponsor Confidential Information shall not be prohibited to the extent required to be disclosed by any law, rule, regulation, order decision, decree, subpoena or other legal process, provided that, to the extent possible, Fujifilm provides prior written notification to Sponsor of such disclosure promptly prior to any disclosure to permit Sponsor to oppose and/or minimize the extent of such disclosure by appropriate legal

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action. Fujifilm shall use reasonable precautions to protect the confidentiality of Sponsor Confidential Information comparable to precautions taken to protect its own proprietary information but in no event shall Fujifilm use less than a reasonable degree of care.

b)	During the Term of this Agreement and for five (5) years following the expiration or earlier termination of this Agreement, Sponsor will hold in confidence and will not disclose, without Fujifilm’s prior written permission, any Confidential Information pertaining to Fujifilm’s performance of the Program disclosed by Fujifilm to Sponsor (“Fujifilm Confidential Information”) unless: (i) such disclosure is to an Affiliate of Sponsor that is under an obligation to keep such information confidential comparable in scope to Sponsor’s obligation under this Section 11; (ii) such information is or becomes publicly available through no fault of Sponsor; (iii) such information became known to Sponsor through disclosure by sources other than Fujifilm, having no duty of confidentiality with respect to such information, whether to Fujifilm or another party, and having the legal right to disclose such information; (iv) such information is already known to Sponsor, without restriction, at the time of disclosure, as shown by its prior written records; or (v) such information was independently developed by Sponsor without reference to or reliance upon Fujifilm Confidential Information. In the event Fujifilm Confidential Information rises to the level of a trade secret under law, the obligations of this Section 11 shall continue with respect to such Fujifilm Confidential Information for so long as such Fujifilm Confidential Information retains its status as a trade secret. Notwithstanding the obligations of confidentiality specified in this Section 11, disclosure of Fujifilm Confidential Information shall not be prohibited to the extent required to be disclosed by any law, rule, regulation, order decision, decree, subpoena or other legal process, provided that, to the extent possible, Sponsor provides prior written notification to Fujifilm of such disclosure promptly prior to any disclosure to permit Fujifilm to oppose and/or minimize the extent of such disclosure by appropriate legal action. Sponsor shall use reasonable precautions to protect the confidentiality of Fujifilm Confidential Information comparable to precautions taken to protect its own proprietary information but in no event shall Sponsor use less than a reasonable degree of care. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed so as to preclude Sponsor’s disclosure of Confidential Information, including Fujifilm Confidential Information, as may be reasonably necessary to secure from any Regulatory Authority or other governmental agency necessary approvals or licenses, or, in the case of Sponsor’s Confidential Information, in a patent application with respect to the Product or Drug Product. Disclosure of Fujifilm’s Confidential Information in a patent application with respect to the Product or Drug Product shall require written approval from Fujifilm.

c)	For both Parties, “Confidential Information” shall mean and include without limitation inventions, methods, plans, processes, specifications, characteristics, raw data, analyses, equipment design, trade secrets, costs, marketing, sales, and performance information, including patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained electronically, magnetically or by other means, which are disclosed by the disclosing Party to the recipient Party in writing or in other tangible form and whether or not marked “confidential”; provided, that, if disclosed orally (or in some other non-tangible form), the disclosing Party shall use reasonable efforts to identify such information as confidential to the recipient Party in writing within sixty (60) days of such oral disclosure but the failure to so mark information shall not affect its treatment as Confidential Information if it is reasonably clear that the information is commercially sensitive.

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d)	Upon the expiration or termination of this Agreement, to the extent requested by the disclosing Party, each recipient Party shall use all commercially reasonable efforts to collect and return to the disclosing Party any and all data, notes, records, reports, and other electronic or written information, including any and all copies that may have been made thereof, that contain Confidential Information received from the disclosing Party; provided, that, each recipient Party shall be entitled to keep one archival copy of Confidential Information provided by the disclosing Party in its confidential files, subject to ongoing obligations of confidentiality hereunder.

Section 12. Work Output

a)	All information, data, documentation and reports produced by Fujifilm in the conduct of the Program and/or all other cGMP documentation (“Work Output”) will be prepared by Fujifilm using Fujifilm’s standard format(s).

b)	Sponsor will be supplied with copies of Work Output as part of Batch Packet and Campaign summary reports. Fujifilm shall not be obliged to supply all data generated but instead will supply relevant data to Sponsor and Sponsor will have access to all data generated in relation to the Program for on-site review either (i) during any audits or (ii) upon Sponsor’s written request. All Work Output and Product samples will be archived by Fujifilm as required by the Quality Agreement or for a period of five (5) years, whichever is longer. Sponsor may elect to have the Work Output retained in the Fujifilm archives for an additional period of time at additional cost to Sponsor. If Sponsor chooses to have Fujifilm dispose of Work Output and Product samples, a reasonable disposal fee will be charged. Notwithstanding the foregoing, Fujifilm will continue to retain such Work Output and Product samples as required by Applicable Law pertaining to such activities as well as for archival purposes. In the absence of such notice, at the end of the applicable period, Fujifilm shall notify Sponsor of the expiration of such period and, upon notice from Sponsor, Fujifilm shall send the Work Output to Sponsor at Sponsor’s cost and expense.

Section 13. Inventions and Patents

a)	Fujifilm shall promptly and fully disclose to Sponsor any and all inventions, improvements, developments, original works of authorship or other intellectual property conceived, developed and/or reduced to practice, whether in whole or in part, by Fujifilm in the course of the performance of the Program (collectively, “Program Inventions”).

b)

All Program Inventions that relate to Fujifilm’s general manufacturing and analytical methods and that are not specific to the Product or Sponsor Deliverables shall be Confidential Information of and shall be solely owned by Fujifilm (collectively, “Process Inventions”). All other Program Inventions, including without limitation, any Program Inventions that are specific to the Product or the Sponsor Deliverables (collectively, “Product Inventions”) shall be Confidential Information of, and shall be solely owned by, Sponsor. Fujifilm hereby agrees to assign, and does hereby assign, to Sponsor and its successors and assigns, without further consideration, its entire right, title and interest in any Product Inventions, whether or not patentable. If Sponsor requests and at Sponsor’s expense, Fujifilm will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain Letters of Patent of the US or of any foreign country with respect to any Product Inventions and Sponsor shall

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reimburse it for actual out-of-pocket expenses incurred. For Product Inventions assigned pursuant to this section, Sponsor shall provide Fujifilm a royalty-free license necessary to perform the Program for the Term of this Agreement.

c)	Fujifilm agrees to grant and hereby grants to Sponsor a perpetual, world-wide, fully paid-up, royalty-free, sublicensable, exclusive license under all Process Inventions for use in connection with the Product. If Fujifilm requests and at Fujifilm’s expense, Sponsor will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain Letters of Patent of the US or of any foreign country with respect to any Process Inventions and Fujifilm shall reimburse it for actual out-of-pocket expenses incurred.

d)	Fujifilm reserves the right to use data during the course of the Program to support applications, assignments or other instruments necessary to apply for and obtain Letters of Patent of the U.S. or any foreign country with respect to Process Inventions so long as no information which Fujifilm is required to keep confidential under this Agreement is disclosed in any such application, assignment, or other instrument. Fujifilm shall notify Sponsor ninety (90) days in advance of intent to file such application, assignment or other instrument and Sponsor shall have the right to require that any Sponsor Confidential Information contained in any such application, assignment or other instrument be deleted therefrom.

e)	Sponsor shall retain all right, title and interest arising under applicable laws, rules and regulations in and to all Sponsor Deliverables, Product, and other intellectual property belonging to Sponsor (including ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights, whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws or the like and whether or not written or otherwise fixed in any form or medium). Neither Fujifilm nor any third party shall acquire any right, title or interest in such intellectual property of Sponsor by virtue of this Agreement. For the avoidance of doubt and without limitation, Fujifilm shall have no right to use any of Sponsor’s intellectual property or Confidential Information to produce or manufacture any product(s) for or on behalf of itself or a third party.

Section 14. Independent Contractor

Fujifilm shall perform the Program as an independent contractor of Sponsor and shall have complete and exclusive control over its facilities, equipment, employees and agents. The provisions of this Agreement shall not be construed to establish any form of partnership, agency or other joint venture of any kind between Fujifilm and Sponsor, nor to constitute either Party as the agent, employee or legal representative of the other. All persons furnished by either Party to accomplish the intent of this Agreement shall be considered solely as the furnishing Party’s employees or agents and the furnishing Party shall be solely responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers’ compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

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Section 15. Insurance

a)	Fujifilm shall secure and maintain in full force and effect throughout the performance of the Program policies of insurance with companies with an AM Best Rating of at least A-, VII or its equivalent for (a) workmen’s compensation with statutory limits, (b) general liability with combined single limits of not less than [**] per occurrence and [**] in the aggregate and (c) product liability with combined single limits of not less than [**] per occurrence and [**] in the aggregate.

b)	Sponsor shall secure and maintain in full force and effect throughout the performance of the Program policies of insurance with an AM Best Rating of at least A-, VII or its equivalent for the minimum of (a) workmen’s compensation with statutory limits, (b) general liability with combined single limits of not less than [**] per occurrence and [**] in the aggregate and (c) product liability with combined single limits of not less than [**] per occurrence and [**] in the aggregate. Such limits may be satisfied in part through umbrella liability coverage.

Section 16. Delivery

Fujifilm shall package for shipment and deliver Product, samples or other materials in accordance with Sponsor’s full written and reasonable instructions. Freight terms shall be [**]. Sponsor shall be responsible for shipments. Title, possession, risk of loss, risk of damage and all forward costs and expenses shall [**]. Fujifilm shall retain representative samples of Product solely for record keeping, testing obligations or testing in the event of an alleged Batch non-conformity and regulatory purposes. Sponsor shall provide for shipping of each Batch of Product on the Delivery Date, unless otherwise agreed between the Parties. In the event of any delay by Sponsor in shipping of Product in accordance with this Section 16, the Parties shall work together in good faith to reschedule the Delivery Date and Fujifilm shall store such Batch in accordance with the storage requirements provided by Sponsor and agreed to by Fujifilm, provided that liability and risk of loss for such Batch shall automatically transfer to (and be assumed by) Sponsor effective upon expiration of [**] after the originally scheduled Delivery Date.

Section 17. Default/Limitation of Warranty

a)	If Fujifilm is in material default of its obligations under this Agreement, Sponsor shall promptly notify Fujifilm in writing of any such default. Fujifilm shall have a period of [**] from the date of receipt of such notice within which to cure. If Fujifilm fails to so cure such breach, then this Agreement shall, at Sponsor’s option, immediately terminate; provided, however, if a cure cannot reasonably be effected within such [**], Fujifilm shall deliver to Sponsor a plan for curing such breach that is reasonably sufficient to effect a cure as soon as practicable thereafter,[**]. Fujifilm shall commence in good faith to cure such default in accordance with the plan within such [**] period and if Fujifilm fails to cure such default as set forth in accordance with the plan’s deadlines, Sponsor may terminate this Agreement immediately upon written notice. Any cure involving the supply to Sponsor of a replacement shipment of Product must be agreed in advance by Sponsor, and if such cure is agreed by Sponsor, the Parties will agree in good faith on a reasonable date by which Fujifilm shall supply such Product.

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b)	If Sponsor is in material default of its obligations under this Agreement, Fujifilm shall promptly notify Sponsor in writing of any such default. Sponsor shall have a period of [**] from the date of receipt of such notice within which to cure such default; provided, however, if a cure cannot reasonably be effected within such [**] period, Sponsor shall deliver to Fujifilm a plan for curing such breach that is reasonably sufficient to effect a cure as soon as practicable thereafter but in no more than [**] and to commence in good faith to cure such default in accordance with the plan within such [**] period. If Sponsor fails to so cure, or commence to cure, such breach within the specified cure period, Fujifilm may terminate this Agreement immediately upon written notice.

c)	Notwithstanding anything herein to the contrary, EXCEPT WITH RESPECT TO A BREACH OF SECTION 11 OR A PARTY’S OBLIGATIONS PURSUANT TO SECTION 19 OR SECTION 33: (I) UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO INCIDENTAL, INDIRECT , CONSEQUENTIAL OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR THE QUALITY AGREEMENT AND (II) [**].

d)	EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY PROVIDES TO THE OTHER PARTY HERETO ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS AND SERVICES PROVIDED HEREUNDER, AND ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE WAIVED.

Section 18. Dispute Resolution

a)	In the event any dispute shall arise between Sponsor and Fujifilm with respect to any of the terms and conditions of this Agreement or the Program, and such dispute has been discussed at a meeting of the Joint Steering Committee, or such Joint Steering Committee was not able to meet within the time period specified in Section 24(e), then the senior executives of the Parties shall meet as promptly as practicable, but at least within [**] after notice of such dispute to resolve in good faith such dispute.

b)	If the senior executives of the Parties fail to resolve the dispute within [**] of the initial meeting pursuant to Section 18(a) above, then such dispute shall be finally settled by an arbitrator in accordance with this Section 18(b). The arbitration will be held in Washington, D.C., and except as noted below, shall be conducted in accordance with the rules of the American Arbitration Association by a neutral arbitrator who is experienced in arbitrating matters related to commercial manufacturing of drugs or other health care products agreeable to both Parties. If the Parties do not agree on an arbitrator [**] of the failure of the senior executives of the Parties to resolve the dispute, the American Arbitration Association shall appoint an arbitrator who is experienced in arbitrating matters related to commercial manufacturing of drugs or other health care products to hear the case in accordance with its rules. The arbitrator shall have no authority to award consequential, punitive or exemplary damages or to vary from or ignore the terms of this Agreement and shall be bound by controlling law. The Parties may seek judicial intervention for emergency relief, such as restraining orders and injunctions where appropriate.

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c)	Any decision by the arbitrator shall be binding upon the Parties and may be entered as final judgment in any court having jurisdiction. The cost of any arbitration proceeding shall be borne by the Parties as the arbitrator shall determine if the Parties have not otherwise agreed. The arbitrator shall render a final decision in writing to the Parties.

Section 19. Indemnification

a)	Fujifilm shall indemnify, defend and hold harmless Sponsor and its Affiliates and their respective officers, directors and employees (“Sponsor Indemnitees”) from any loss, cost, damage or expense (“Loss”) from any lawsuit, action, claim, demand, assessment or proceeding made or brought by a third party (“Claim”) arising from or related to (i) the breach of any representation, covenant or warranty by Fujifilm under this Agreement; (ii) the failure of Fujifilm to perform the Manufacturing in accordance with this Agreement, the Quality Agreement (including Specifications) or cGMPs or other Applicable Law or a failure of the Product to meet the Specifications or the requirements of this Agreement or the Quality Agreement to the extent such failure did not arise from a Starting Material Failure [**] (unless such failure could have been reasonably discovered by Fujifilm through its review or [**] required by this Agreement or the Quality Agreement); (iii) the material breach by Fujifilm of this Agreement; (iv) the infringement or alleged infringement of the intellectual property rights of a third party covering the use of any of Fujifilm’s methods, technical information, materials, or know-how used in the Manufacturing; or (v) Fujifilm’s negligence or intentional misconduct or inaction (including violation or non-performance of this Agreement); provided, that, if such Loss or Claim arises in whole or in part from Sponsor’s negligence or intentional misconduct or inaction, then the amount of the Loss that Fujifilm shall indemnify, defend and hold harmless Sponsor Indemnitees for pursuant to this Section 19 shall be reduced by an amount in proportion to the percentage of Sponsor’s responsibilities for such Loss determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

b)	Sponsor shall indemnify, defend and hold harmless Fujifilm and its Affiliates and their respective officers, directors and employees (“Fujifilm Indemnitees”) from any Loss from any Claim arising from or related to: (i) except to the extent of Fujifilm’s indemnification obligations pursuant to Section 19(a) above, Starting Materials, [**] or the Drug Product; (ii) the breach of any representation, covenant or warranty by Sponsor under this Agreement; (iii) the infringement or alleged infringement of the intellectual property rights of a third party covering the use of any of Sponsor’s methods, technical information, materials (including the Starting Material), [**] or know-how that, in each case, is provided by Sponsor to Fujifilm [**] and used by Fujifilm in the Manufacturing for Fujifilm’s conduct of the Program in a manner not in violation of this Agreement, except to the extent that the Claim arises from the use of Fujifilm’s own general manufacturing and analytical methods; or (iv) the negligence or intentional misconduct or inaction of Sponsor; provided, that, if such Loss or Claim arises in whole or in part from Fujifilm’s negligence or intentional misconduct or inaction, then the amount of such Loss that Sponsor shall indemnify the Fujifilm Indemnitees for pursuant to this Section 19 shall be reduced by an amount in proportion to the percentage of Fujifilm’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

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c)	Upon receipt of notice of any Claim which may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) shall give prompt written notice thereof to the other Party (the “Indemnifying Party”) with a Claim for indemnity (“Indemnity Claim”). Any delay or failure to give notice shall not discharge the duty of the Indemnifying Party to indemnify except to the extent it is prejudiced by such delay or failure. Such Indemnity Claim shall indicate the nature of the Indemnity Claim and the basis therefore. Promptly after notice of an Indemnity Claim is provided to the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Indemnity Claim; provided, that, (i) the Indemnified Party will have the right to participate in the defense of any such Indemnity Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Indemnity Claim with due regard for the business interests and potential related liabilities of the Indemnified Party and (iii) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement and receive written approval thereof, not to be unreasonably withheld. The Indemnifying Party will not, in defense of any such Indemnity Claim, except with the written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof.

Section 20. Representations and Warranties

a)	Each Party represents and warrants to the other that: (i) it has the full right and authority to enter into this Agreement and to perform this Agreement in accordance with the terms and conditions set forth herein; (ii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and (iii) the execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contract or commitment to which such Party is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by such Party violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it. Each Party represents and warrants to the other that neither it nor any of its officers, directors, or its employees performing services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §§335(a) and (b).

b)	Fujifilm represents, warrants and covenants that it has obtained and will at all times during the Term, hold and comply with all licenses, permits and authorizations necessary to perform its obligations under this Agreement as now or hereafter required under any Applicable Law.

c)	Sponsor hereby represents and warrants to Fujifilm that, to its knowledge, (i) it has legal title and/or a valid license to the Starting Materials, (ii) any methods, technical information, materials or know-how provided by Sponsor and used by Fujifilm to perform the Manufacturing is Sponsor’s unencumbered property, may be lawfully used by Fujifilm and does not infringe and will not infringe the rights of any third party and (iii) the Product does not infringe the rights of any third party.

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d)	Fujifilm hereby represents, warrants and covenants to Sponsor that: (i) Fujifilm will operate and maintain the GMP Facility in compliance with cGMP in all aspects of Manufacturing; (ii) Fujifilm will perform the Manufacturing in compliance with this Agreement, the Quality Agreement (including Specifications) and cGMPs and all other Applicable Law and packaging instructions provided by Sponsor and agreed upon by Fujifilm; (iii) to its knowledge, any of the methods, technical information, materials or know-how used by Fujifilm to perform the Manufacturing (other than those provided by Sponsor) is Fujifilm’s unencumbered property, may be lawfully used by Fujifilm and does not infringe and will not infringe the rights of any third party; (iv) to its knowledge, any other Manufacturing activities by Fujifilm pursuant to this Agreement that are not unique to the Product may lawfully be used by Fujifilm and do not infringe and will not infringe the rights of any third party; (v) all Product, at the time of shipment from Fujifilm, shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, provided, however, this warranty shall not be applicable in the event Sponsor requests shipment of Product prior to completion of testing; (vi) Fujifilm owns or lawfully controls the GMP Facility; (vii) Fujifilm has written agreements with all its employees involved in the creation of intellectual property, which agreements shall require that all discoveries and inventions conceived or reduced to practice by such employees in the conduct of the Manufacturing shall be promptly disclosed and assigned to Fujifilm, and Fujifilm has the right to assign to Sponsor its rights in and to all Product Inventions as provided in this Agreement and to license to Sponsor the rights in the Process Inventions as provided in this Agreement and (viii) Fujifilm is under no contractual or other obligation or restriction that is inconsistent with Fujifilm’s performance of this Agreement.

Section 21. Force Majeure

Either Party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, acts of terrorism or power failure; provided, that such performance shall be excused only to the extent of and during such disability. The Party subject to such event shall promptly notify the other Party of the occurrence thereof and, if known, the expected duration and shall take all reasonable steps to mitigate the effect of such occurrence. Any time specified or estimated for completion of performance falling due during or subsequent to the occurrence of any such events shall be automatically extended for a period of time to recover from such disability. Fujifilm will promptly notify Sponsor if, by reason of any of the events referred to herein, Fujifilm is unable to meet any such time for performance. If any part of the Program is invalid as a result of such disability, Fujifilm will, upon written request from Sponsor, but at Sponsor’s sole cost and expense, repeat that part of the Program affected by the disability. If, as a result of a force majeure event described in this Section, Fujifilm is unable to Manufacture the Product ordered by Sponsor or which Sponsor would have ordered but for such circumstances, then if such circumstances continue or are reasonably likely to continue for more than one hundred eighty (180) days, Sponsor may terminate this Agreement by providing written notice to Fujifilm in writing.

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Section 22. Use of Names

The Parties anticipate that there may be opportunities for joint or independent press releases or other announcements relating to the activities contemplated hereby. Notwithstanding the foregoing, neither Party shall use the name of the other Party or the names of the employees of the other Party nor disclose the terms of this Agreement in any press releases, advertising or sales promotional material or in any publication without prior written permission of such Party. Such consent shall not be unreasonably withheld. This provision shall not restrict a Party’s ability to use the other Party’s name and to disclose the terms of this Agreement to the extent, in the reasonable opinion of such Party’s legal counsel, required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with advance notice and to coordinate reasonably with the other Party with respect to the wording and timing of any such disclosure, subject to the requirements of such securities laws.

Section 23. Term/Termination

a)	This Agreement shall take effect on the Effective Date and continue in effect for five (5) years (“Initial Term”). After the initial five (5) year period the Agreement shall be automatically extended in two (2) year installments, unless it is earlier terminated (the Initial Term and any extensions thereof being collectively referred to herein as the “Term”).

b)	In addition to the termination rights set forth elsewhere in this Agreement (including but not limited to Sections 4(g), 4(h), 17(a), 17(b), 21 and 23(c)), either Party may terminate this Agreement after expiration of the Initial Term by giving two (2) years’ written notice to the other Party prior to the end of the then-current Term, without payment of any termination penalties. For clarity, termination does not void any payments due under Binding Orders that cannot be cancelled or terminated except that in the event of termination by Sponsor pursuant to Section 4(g), Section 17(a), Section 21 or Section 23(c), Sponsor may elect to cancel any outstanding Binding Orders and shall not be obligated to make any payment to Fujifilm for such cancelled Binding Orders.

c)	Either Party may immediately terminate this Agreement upon written notice to the other Party if (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or (iii) this Agreement is assigned by the other Party for the benefit of creditors.

d)

For the avoidance of doubt, in the event of termination of this Agreement, (i) Fujifilm will terminate all services in progress other than Manufacturing under Binding Order, provided that if this Agreement is terminated by Sponsor pursuant to Section 4(g), Section 17(a), Section 21 or Section 23(c) and Sponsor has elected to cancel any outstanding Binding Orders, Fujifilm will terminate all services in progress including Manufacturing under any Binding Order in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Sponsor, unless Sponsor specifies in the notice of termination that such services in progress should be completed, (ii) Fujifilm will deliver to Sponsor any Sponsor Deliverables, Safety Stock, completed and in-process Product and Work Output in its possession or control and all Product Inventions developed through the date of

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termination or expiration, and (iii) Sponsor will pay Fujifilm any monies due and owing Fujifilm, up to the time of termination or expiration, for services actually performed and all expenses actually incurred for procurement and/or disposal of Process Consumables for Batches cancelled by Sponsor, including any Safety Stock. In the event of any termination by Sponsor under this Agreement for reason other than termination pursuant to Section 23(b), Sponsor may request that the effective date of the termination be a later date (not to exceed twenty-four (24) months from the notice date), which if agreed to by Fujifilm, such agreement not to be unreasonably withheld for the duration of then Binding Period, Fujifilm shall continue to perform the Manufacturing and Sponsor shall continue to perform all its obligations under this Agreement (other than forecasting beyond the designated termination date) until the effective date of the termination. The respective obligations of the Parties set forth in the following sections shall survive expiration or earlier termination of this Agreement: Sections 1(e), 3(b), 4(e), 4(i), 8, 11, 12, 13, 16, 17, 18, 19, 22, 23, 26, 27, 28, 29, 30, 31 and 33.

Section 24. Program Management

a)	Joint Steering Committee. Within thirty (30) days from the Effective Date, Sponsor and Fujifilm shall establish a Joint Steering Committee (the “Joint Steering Committee”) comprised of an equal number of representatives designated by Sponsor and Fujifilm.

b)	Program Managers. Each Party shall appoint one (1) person to serve as a Program Manager (each, a “Program Manager”) with responsibility for overseeing the day-to-day activities of the Parties with respect to the Program and for being the primary point of contact between the Parties with respect to the Program. The Program Managers shall report their activities to the Joint Steering Committee. The Program Managers shall be responsible for calling meetings, sending notices of meetings and preparing the agenda for such meetings.

c)	Replacement of Joint Steering Committee Representatives and Program Managers. Each Party shall be free to replace its representative members on the Joint Steering Committee or its Program Manager with employees of such Party, upon notice to the other Party.

d)	Responsibilities of Joint Steering Committee. The Joint Steering Committee shall be responsible for overseeing the Parties’ interaction and performance of their respective obligations under this Agreement. Without limiting the generality of the foregoing, its duties shall include:

(i)	monitoring the performance of the Program;

(ii)	attempting to resolve disagreements that arise under the Agreement; and

(iii)	assisting in the evaluation as to whether there is a need for any Change Orders.

e)

Meetings. The Joint Steering Committee shall meet at such times as the Joint Steering Committee determines to resolve issues arising hereunder and to perform its responsibilities under this Agreement; provided, that, the Joint Steering Committee shall

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meet not less than four (4) times per calendar year unless otherwise mutually agreed. Such meetings may be in person or by telephone as agreed by the Joint Steering Committee. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties agree otherwise. The Program Managers shall attend all meetings of the Joint Steering Committee. All decisions of the Joint Steering Committee must be unanimous. In the event of a dispute, either Party may call a meeting of the Joint Steering Committee, which must be held within seven (7) business days from the date of receipt of written notice to the other Party.

f)	Minutes. The Program Managers shall alternate responsibility for keeping minutes of the Joint Steering Committee Meeting, unless otherwise agreed. Within fifteen (15) days after each Joint Steering Committee meeting, the applicable Program Manager shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint Steering Committee. Minutes shall be approved or disapproved and revised, as necessary, at the next meeting. Final minutes shall be distributed to the members of the Joint Steering Committee.

g)	Dispute Resolution. In the event that the Joint Steering Committee cannot reach agreement with respect to any material issue, then the issue will be resolved in accordance with the dispute resolution provisions in Section 18.

h)	Limitations. The Joint Steering Committee is not empowered to amend the terms of this Agreement.

Section 25. Assignment

This Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, either Party shall be entitled, without the prior written consent of the other Party, to assign all or any part of its rights under this Agreement to a purchaser of all or substantially all of its assets to which this Agreement relates, or an entity with which it may merge or sell its capital stock where it is not the surviving company; provided, that, the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement. In addition, Sponsor may assign this Agreement in whole or in part to one of its Affiliates without Fujifilm’s prior written consent. No assignment shall relieve the assigning Party of responsibility for the performance of any of its obligations hereunder. The terms of this Agreement shall inure to the benefit of successors and assigns.

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Section 26. Notice

All notices to be given as required in this Agreement shall be in writing and shall be delivered personally, sent by fax, or mailed either by a reputable overnight carrier or first class mail, postage prepaid to the Parties at the addresses set forth below or such other addresses as the Parties may designate in writing. Such notice shall be effective on the date after the date it was sent if sent by fax, delivered personally or delivered by overnight carrier and on the date received if mailed first class.

If to Sponsor:

Synageva BioPharma Corp.

33 Hayden Avenue

Lexington, MA 02421

P: 781-357-9900

F: 781-357-9901

Attention: General Counsel

If to Fujifilm:

President

FUJIFILM Diosynth Biotechnologies U.S.A., Inc.

101 J. Morris Commons Lane

Morrisville, NC 27560

P: 919-337-4404

F: 919-337-0899

With copies to:

General Counsel

Fujifilm Diosynth Biotechnologies

Hexagon Tower

Blackley, Manchester, M9 8ES, United Kingdom

Facsimile No.: +44 161 721 5801

Assistant General Counsel

FUJIFILM Holdings America Corporation

200 Summit Lake Drive

Valhalla, New York 10595-1356

Fax: 914-789-8514

Section 27. Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of and in the venue of the State of Delaware except for its rules regarding conflict of laws.

CONFIDENTIAL	32

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Fujifilm – Synageva Agreement	EXECUTION COPY

Section 28. Equitable Relief

Notwithstanding any provision of this Agreement, either Party may seek injunctive or other equitable relief to enforce or protect its rights hereunder with respect to a breach of confidentiality or intellectual property rights in any court of competent jurisdiction.

Section 29. Waiver

No failure or delay by either Party in exercising or enforcing any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. A waiver by either Party in one or more instances shall not be construed as constituting a continuing waiver or as a waiver in other instances.

Section 30. Severability

If any provisions herein are found to be invalid or unenforceable, it is the intent of the Parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 31. Nonsolicitation

For the term of this Agreement, and for twelve (12) months following termination of this Agreement, for any reason, each Party agrees not to solicit any employee of the other Party with whom they have come in contact pursuant to the performance of services under this Agreement. The foregoing sentence shall not prohibit a Party from hiring an employee of the other who (i) responds to a general advertisement, (ii) is found by a recruiter who was not asked to target such employee, or (iii) has left the employment of the non-hiring Party.

Section 32. Entire Agreement; Modification/Counterparts

a)	This instrument including the attached Appendices sets forth the entire agreement between the Parties hereto with respect to the performance of the Program by Fujifilm for Sponsor as well as all of Sponsor’s obligations with respect to the Program and the purchase of Product and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and shall take precedence over all terms, conditions and provisions on any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter. This Agreement shall not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument shall make specific reference to this Agreement and shall express the plan or intention to modify same.

b)	This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

CONFIDENTIAL	33

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Fujifilm – Synageva Agreement	EXECUTION COPY

Section 33. Foreign Corrupt Practices Act; Anti-Bribery Laws

Fujifilm shall comply with the requirements of all applicable anti-bribery legislation both national and foreign, including but not limited to the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act (collectively, “Anti-Bribery Laws”) and Fujifilm has not and will not make, promise or offer to make any payment or transfer anything of value (directly or indirectly) to (i) any individual, (ii) corporation, (iii) association, (iv) partnership, or (v) public body, (including but not limited to any officer or employee of any of the foregoing) who, acting in their official capacity or of their own accord, are in a position to influence, secure or retain any business for and/or provide any financial or other advantage to Sponsor by improperly performing a function of a public nature or a business activity with the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business. Fujifilm shall indemnify, defend and hold harmless Sponsor and its Affiliates, and its and their directors, officers, employees and agents, from and against any and all losses resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from any violation of Anti-Bribery Laws, to the extent such losses resulted from Fujifilm’s failure to comply with Anti-Bribery Laws.

[Remainder of page intentionally left blank. Signature page to follow.]

CONFIDENTIAL	34

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Fujifilm – Synageva Agreement	EXECUTION COPY

IN WITNESS WHEREOF, the duly authorized representatives of each Party have executed this Agreement effective as of the Effective Date.

Synageva BioPharma Corp.		FUJIFILM Diosynth Biotechnologies U.S.A., Inc.

By:	/s/ Thomas W. Beetham	By:	/s/ M. Meeson
Name:	Thomas W. Beetham	Name:	M. Meeson
Title:	Sr. Vice President, General Counsel	Title:	SVP Finance

FUJIFILM Diosynth Biotechnologies U.S.A., Inc.

		By:	/s/ Stephen Spearman
		Name:	Stephen Spearman
		Title:	President

[Signature page to Commercial Supply Agreement]

CONFIDENTIAL	35

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

APPENDICES:

1. Attachment 1. List of Countries and Territories

2. Attachment 2: Price; Cost of Starting Material

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Attachment 1: List of Countries and Territories

United States of America

All countries in the European Union (as the European Union is constituted as of the Effective Date)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Attachment 2: Price; Cost of Starting Material

Cost of Starting Material: [**]

Price

[**]

Notes:

1.	[**]. All other [**] listed in the table are priced at the [**].

2.	One time exception: [**]

3.	[**].

Activities for Annual Program Maintenance	Cost
Process Surveillance

•    Collection of surveillance parameters data for all Batches Manufactured at Fujifilm. Surveillance parameters include but are not limited to Critical Parameters and In-Process Controls

•    Trending of Surveillance Parameters

•    Statistical Analysis shall be performed on Critical Process and Quality Attributes at a minimum

•    [**]

•    Preparation of surveillance parameter data report after completion of each manufacturing campaign

Note: Surveillance review in compliance with regulatory requirements outside the above listed may incur in additional costs

[**]

Annual Product Quality Review (APR) Report
• [**] • [**] • [**]	[**]
[**]
Annual Regulatory Support
[**]

• [**] • [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

• [**] • [**]

Annual waste disposal fee	[**]

• [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.

An unredacted version of this exhibit has been filed separately with the Commission.

Itemized Process Consumables Pricing

[**]